Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 21, 2020

among

AVX CORPORATION,

KYOCERA CORPORATION

and

ARCH MERGER SUB INC.

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01 Definitions	1

Section 1.02 Other Definitional and Interpretative Provisions	8

Article 2
The Offer

Section 2.01 The Offer	8

Section 2.02 Company Action	11

Article 3
The Merger

Section 3.01 The Merger	12

Section 3.02 Conversion of Shares	13

Section 3.03 Surrender and Payment	13

Section 3.04 Dissenting Shares	14

Section 3.05 Stock Options	15

Section 3.06 Company RSUs	15

Section 3.07 Adjustments	15

Section 3.08 Withholding Rights	15

Section 3.09 Lost Certificates	16

Article 4
The Surviving Corporation

Section 4.01 Certificate of Incorporation	16

Section 4.02 Bylaws	16

Section 4.03 Directors and Officers	16

Article 5
Representations and Warranties of the Company

Section 5.01 Corporate Existence and Power	17

Section 5.02 Corporate Authorization	17

Section 5.03 Governmental Authorization	17

Section 5.04 Non-Contravention	18

Section 5.05 Capitalization	18

Section 5.06 Subsidiaries	19

Section 5.07 SEC Filings; Internal Control	19

Section 5.08 Financial Statements	20

Section 5.09 Absence of Certain Changes	20

Section 5.10 No Undisclosed Material Liabilities	20

Section 5.11 Compliance with Laws and Court Orders	21

Section 5.12 Litigation	21

Section 5.13 Properties	21

Section 5.14 Intellectual Property	21

Section 5.15 Taxes	21

Section 5.16 Employee Benefit Plans	22

Section 5.17 Employee and Labor Matters	23

Section 5.18 Environmental Matters	24

Section 5.19 Material Contracts	24

Section 5.20 Foreign Corrupt Practices and International Trade Sanctions	24

Section 5.21 Finders’ Fees	25

Section 5.22 Opinion of Financial Advisor	25

Section 5.23 Antitakeover Statutes	25

Section 5.24 No Other Representations or Warranties; Non-Reliance	25

Article 6
Representations and Warranties of Parent

Section 6.01 Corporate Existence and Power; Ownership of Shares	26

Section 6.02 Corporate Authorization	26

Section 6.03 Governmental Authorization	26

Section 6.04 Non-Contravention	27

Section 6.05 Knowledge of Parent	27

Section 6.06 Litigation	27

Section 6.07 Finders’ Fees	27

Section 6.08 Financing	27

Section 6.09 No Tax	27

Section 6.10 No Other Representations or Warranties; Non-Reliance	27

Article 7
Covenants of the Company

Section 7.01 Conduct of the Company	28

Section 7.02 Access to Information	30

Section 7.03 No Solicitation; Other Offers	31

Section 7.04 Compensation Arrangements	33

Section 7.05 Stock Exchange Delisting; 1934 Act Deregistration	33

Section 7.06 Stockholder Litigation	33

Article 8
Covenants of Parent

Section 8.01 Obligations of Merger Sub	33

Section 8.02 Director and Officer Liability	34

Section 8.03 Employee Matters	35

Article 9
Covenants of Parent and the Company

Section 9.01 Regulatory Undertakings	36

Section 9.02 Certain Filings	36

Section 9.03 Public Announcements	37

Section 9.04 Further Assurances	37

Section 9.05 Merger Without Meeting of Stockholders	37

Section 9.06 Section 16 Matters	38

Section 9.07 Notices of Certain Events	38

Section 9.08 Takeover Statutes	38

Article 10
Conditions to the Merger

Section 10.01 Conditions to the Obligations of Each Party	38

Article 11
Termination

Section 11.01 Termination	39

Section 11.02 Effect of Termination	40

Article 12
Miscellaneous

Section 12.01 Notices	40

Section 12.02 No Survival of Representations and Warranties	42

Section 12.04 Expenses	42

Section 12.05 Disclosure Schedule	42

Section 12.06 Binding Effect; Assignment	43

Section 12.07 Governing Law	43

Section 12.08 Jurisdiction	43

Section 12.09 WAIVER OF JURY TRIAL	43

Section 12.10 Counterparts; Effectiveness	44

Section 12.11 Entire Agreement	44

Section 12.12 Severability	44

Section 12.13 Specific Performance	44

Section 12.14 No Third Party Beneficiaries	44

Annex I     Offer Conditions

Annex II     Amended Charter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 21, 2020, among AVX Corporation, a Delaware corporation (the “Company”), Kyocera Corporation, a joint stock corporation incorporated under the laws of Japan (“Parent”), and Arch Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”), and the respective boards of directors of Parent and Merger Sub, have approved and declared advisable this Agreement and the transactions contemplated by this Agreement pursuant to which, among other things, Parent would acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Parent will cause Merger Sub as soon as reasonably practicable to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.01 par value, of the Company (collectively, the “Shares”) which Parent does not own at a price of $21.75 per Share (such amount, or any other amount per Share to be paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest; and

WHEREAS, as promptly as practicable following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company without stockholder approval in accordance with Section 251(h) of Delaware Law (as defined herein), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share as of immediately prior to the Effective Time (other than Excluded Shares (as defined herein) or Shares irrevocably accepted for purchase pursuant to the Offer) shall be converted into the right to receive the Offer Price, in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01      Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in (i) any acquisition or purchase, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, none of Parent or any of its Subsidiaries shall be deemed to be Affiliates of the Company or any its Subsidiaries, and none of the Company or any of its Subsidiaries shall be deemed to be Affiliates of Parent or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Kyoto, Japan are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Company Service Providers.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2019 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2019.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting or arising, directly or indirectly, from (A) changes in the financial or securities markets or general economic or political conditions, (B) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (C) the occurrence, escalation, outbreak or worsening of any acts of war, sabotage or terrorism or military conflicts or of any epidemic or pandemic, (D) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (E) changes in any Applicable Law or applicable accounting regulations (including GAAP), including interpretations thereof, (F) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners or other Third Parties; provided that the exception in this clause (F) shall not apply, including for purposes of Annex I hereto, to any representation or warranty herein to the extent that the purpose of such representation or warranty is to address the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the representations and warranties set forth in Section 5.04, (G) the identity of Parent or any of its Affiliates as the acquiror of the Company, (H) any action taken by the Company or any of its Subsidiaries which is specifically required or specifically permitted by this Agreement, or any action taken or not taken by or at the prior written request or direction of Parent, (I) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or results of operations for any period (it being understood that this clause (I) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that is not otherwise excepted pursuant to this definition independently constitutes or contributes to a Company Material Adverse Effect), (J) any change in the market price or trading volume of the Company’s stock or any change in any credit rating of the Company (it being understood that this clause (J) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that is not otherwise excepted pursuant to this definition independently constitutes or contributes to a Company Material Adverse Effect), or (K) any fluctuations in the value of any currency; provided, however, that, with respect to clauses (A) through (E), effects resulting from any change, development, effect, circumstance, state of facts or event to the extent it has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate may be considered (to the extent not otherwise excepted pursuant to this definition) for purposes of determining whether a Company Material Adverse Effect has arisen pursuant to this definition.

“Company Material Contract” means any contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability, including, for the avoidance of doubt, a Collective Bargaining Agreement for purposes of clauses (ii) and (iii), but excluding, in each case, any Multiemployer Plan.

“Company Service Provider” means an employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries.

“Company Subsidiary Securities” means (i) shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in such Subsidiary, (iii) warrants, calls, options or other rights to acquire from any Subsidiary of the Company, or other obligation of such Subsidiary to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in such Subsidiary or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of any Subsidiary of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws relating to human health and safety as it relates to Hazardous Substances, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity, any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Shares” means Shares which are to remain outstanding pursuant to Section 3.02(b) or which are to be canceled pursuant to Section 3.02(c) (other than Shares irrevocably accepted by Merger Sub for purchase pursuant to the Offer), or Dissenting Shares.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or NYSE or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, per- and polyfluoroalkyl substances, asbestos, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.

“Information Privacy and Security Laws” means all Applicable Laws enacted, adopted, promulgated or applied by any Governmental Authority concerning the privacy, protection and/or security of data (including personal data).

“Intellectual Property” means any and all trademarks or similar indicia of origin, mask works, inventions, patents, copyrights, trade secrets or know-how (such as manufacturing or production processes and techniques, methods, schematics, technical data and designs), rights in software, data or databases, and any other similar or other type of proprietary or intellectual property right worldwide, including any registrations or applications for registration of any of the foregoing.

“International Plan” means any Company Plan that is not a U.S. Plan.

“Key Employee” means any (i) any executive officer of the Company and (ii) employee of the Company or any of its Subsidiaries whose annual base compensation is $250,000 or more.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule, or (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent and Merger Sub to the Company.

“Parent Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, prevents or materially impairs Parent’s ability to consummate the transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Sanctions” means, collectively, any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

“Stockholder List Date” means the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; provided that, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered a Subsidiary of Parent or any of its Subsidiaries, and none of the Subsidiaries of Parent shall be considered to be a Subsidiary of the Company or any of its Subsidiaries.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent, Merger Sub or any of their respective Affiliates.

“U.S. Plan” means any Company Plan that covers Company Service Providers located primarily within the United States.

(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01(e)
Adverse Recommendation Change	7.03(a)(iii)
Agreement	Preamble
Balance Sheet Date	5.09
Board of Directors	Recitals
Certificate of Merger	3.01(c)
Certificates	3.03(a)(i)
Closing	3.01(b)
Company	Preamble
Company Common Stock	5.05
Company Preferred Stock	5.05
Company Recommendation	5.02(b)
Company RSU	3.06
Company SEC Documents	5.07(a)
Company Securities	5.05(c)
Company Stock Option	3.05
Compensation Arrangement Approvals	7.04
Continuing Employee	8.03
D&O Insurance	8.02(c)(i)
Dissenting Shares	3.04
Effective Time	3.01(c)
End Date	11.01(b)(i)
Exchange Agent	3.03
Expiration Time	2.01(c)
Indemnified Person	8.02(a)
Intervening Event	7.03(b)(ii)
Merger	3.01
Merger Consideration	3.02(a)
Merger Sub	Preamble
Offer	Recitals
Offer Commencement Date	2.01
Offer Conditions	2.01
Offer Documents	2.01(f)(i)
Offer Price	Recitals
Parent	Preamble
Representatives	7.03(a)
Parent Surviving Corporation Shares	3.02(b)
Sarbanes-Oxley Act	5.07(e)
Schedule TO	2.01(f)(i)
Schedule 13E-3	2.01(f)(ii)
Schedule 14D-9	2.01(a)
Shares	Recitals
Special Committee	Recitals
Superior Proposal	7.03(e)
Surviving Corporation	3.01(a)
Title IV Plans	5.16(a)
Uncertificated Shares	3.03(a)(ii)

Section 1.02      Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.

Article 2
The Offer

Section 2.01      The Offer. Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and none of the events set forth in paragraph (ii)(B) of Annex I to this Agreement shall exist or have occurred and be continuing, as promptly as practicable (but in no event later than ten Business Days) after the date hereof, Merger Sub shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. Parent and the Company shall coordinate on determining the Offer Commencement Date pursuant to the foregoing to be a date such that the Company is in a position to file the Schedule 14D-9 on the Offer Commencement Date, concurrently with the filing of the Schedule TO by Parent and Merger Sub. The Offer shall be subject only to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Merger Sub commences the Offer is referred to as the “Offer Commencement Date”.

(b)     Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer not inconsistent with this Agreement; provided that, without the prior written consent of the Company, Merger Sub shall not:

(i)     decrease the Offer Price;

(ii)     change the amount or form of consideration to be paid in the Offer;

(iii)     decrease the number of Shares sought in the Offer;

(iv)     extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.01(d));

(v)     impose any condition to the Offer in addition to the Offer Conditions;

(vi)     terminate the Offer;

(vii)     accelerate, extend or otherwise change the Expiration Time;

(viii)     provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the 1934 Act; or

(ix)     otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to, or that would reasonably be expected to be adverse to, any holder of the Shares.

(c)     The Offer shall expire at one minute after 11:59 p.m. (New York City time) on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date (the “Expiration Time”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, Section 2.01(d) (in which case the term “Expiration Time” shall mean the earliest time and date that the Offer, as so extended, may expire).

(d)     Notwithstanding anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 11.01, Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the NYSE or Applicable Law, and if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied or waived (to the extent waivable), then Merger Sub shall extend (and re-extend) the Offer from time to time until all of the Offer Conditions have been satisfied or validly waived; provided that Merger Sub shall not be required to extend the Offer beyond the End Date unless Parent is not then permitted to terminate this Agreement pursuant to Section 11.01(b)(i), in which case Merger Sub shall be required to extend the Offer beyond the End Date. No such individual extension of the Offer shall be for a period of more than 10 Business Days without the consent of the Company, unless otherwise required pursuant to clause (i) of the immediately preceding sentence. The Offer may not be terminated prior to the Expiration Time unless this Agreement is validly terminated pursuant to Section 11.01. If this Agreement is validly terminated pursuant to Section 11.01, Merger Sub shall promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Merger Sub prior to the acceptance for payment and payment for the Shares tendered in the Offer, Merger Sub shall immediately return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(e)     Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, promptly (within the meaning of Rule 14e-1(c) of the 1934 Act, and in any event within one Business Day with respect to acceptance and three Business Days with respect to payment) after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer (subject as aforesaid, the time at which Shares may be first accepted for payment under the Offer, the “Acceptance Time”). Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase all Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(f)     As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”), file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), cause the Offer Documents and the Schedule 13E-3 to be disseminated to all holders of Shares as and to the extent required by the 1934 Act and with all other Applicable Laws and give telephonic notice of the information required by Rule 14d-3 promulgated under the 1934 Act, and mail by means of first class mail a copy of the Offer Documents, to the NYSE in accordance with Rule 14d-3(a) promulgated under the 1934 Act. Parent and Merger Sub agree that they shall cause the Schedule TO to comply in all material respects with the 1934 Act and all other Applicable Laws. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Offer Documents or the Schedule 13E-3 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall cause the Offer Documents and the Schedule 13E-3 as so corrected to be filed with the SEC and the Offer Documents and Schedule 13E-3 as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities laws and any other Applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and the Schedule 13E-3 each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good-faith consideration to any comments made by the Company and its counsel. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents, the Schedule 13E-3 or the Offer and provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to any Offer Document, the Schedule 13E-3 or the Offer promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

Section 2.02      Company Action. The Company consents to the inclusion in the Offer Documents of the Company Recommendation, as it may be amended, modified or withdrawn. The Company shall, as promptly as reasonably practicable upon Parent’s written request, furnish Parent with a list of its stockholders and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent, Merger Sub and their agents shall hold in confidence the information contained in any such listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon the Company’s request, deliver, and shall cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed. The Company shall also include in a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) the fairness opinion of Centerview Partners LLC, financial advisor to the Special Committee, in its entirety, and a description of such fairness opinion and the financial analysis relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the 1934 Act.

(b)     As promptly as practicable on the Offer Commencement Date after the commencement of the Offer, following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities laws and any other Applicable Law, the Schedule 14D-9 that, subject to Section 7.03(b), shall reflect the Company Recommendation and include the notice of appraisal required to be delivered by the Company under Section 262(d) of Delaware Law at the time the Company first files the Schedule 14D-9 with the SEC. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the 1934 Act and all other Applicable Laws. The Board of Directors shall set the record date for the Company’s stockholders entitled to receive the notice of appraisal rights contemplated by Section 262(d)(2) of Delaware Law as the Stockholder List Date. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities laws and any other Applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before any such document is filed with the SEC, and the Company shall give reasonable and good-faith consideration to any comments made by Parent, Merger Sub and their counsel. Except with respect to any amendments filed after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 7.03, the Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and give Parent and its counsel a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Article 3
The Merger

Section 3.01      The Merger. As soon as practicable following the Acceptance Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by and in accordance with Section 251(h) of Delaware Law and shall be effected as soon as practicable following the consummation of the Offer. (b)     Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place through the electronic exchange of documents and signatures as soon as practicable on the date on which the Acceptance Time occurs except if the condition set forth in Section 10.01(a) shall not be satisfied or waived by such date, in which case the Closing shall take place no later than on the first Business Day on which the condition set forth in Section 10.01(a) is satisfied or waived.

(c)     At the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law. The Merger shall become effective at such date and time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later date and time as may be agreed upon between the parties and specified in the Certificate of Merger).

(d)     From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 3.02      Conversion of Shares. Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall, at the Effective Time by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company or any stockholder of the Company, be converted into the right to receive the Offer Price, net to the seller in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b)     Each Share owned at both the commencement of the Offer and immediately prior to the Effective Time by Parent shall remain outstanding and shall not be cancelled (the “Parent Surviving Corporation Shares”).

(c)     Each Share (i) owned by the Company as treasury stock (other than Shares in a Company Plan) immediately prior to the Effective Time, (ii) owned by any wholly owned Subsidiary of either the Company or Parent at both the commencement of the Offer and immediately prior to the Effective Time, if any, or (iii) irrevocably accepted by Merger Sub pursuant to the Offer and which will be paid for in the Offer shall be canceled, and no payment of the Merger Consideration shall be made with respect thereto.

(d)     Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become a number of shares of common stock of the Surviving Corporation equal to the quotient of (x) the number of outstanding Shares (other than Shares which are to remain outstanding pursuant to Section 3.02(b) or which are to be canceled pursuant to Section 3.02(c)(i) or Section 3.02(c)(ii)) immediately prior to the Effective Time and (y) the number of outstanding shares of common stock of Merger Sub immediately prior to the Effective Time. Such shares of Surviving Corporation common stock, together with the Parent Surviving Corporation Shares, shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 3.03      Surrender and Payment. Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time certificates representing Shares (the “Certificates”) or uncertificated Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable (and in any event within two Business Days) after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal (the form of which shall be reasonably acceptable to the Company) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)     Parent shall ensure that each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)     After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04      Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Delaware Law (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist, and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the Delaware Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal in accordance with Delaware Law, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.05      Stock Options. At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any Company Plan (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such Company Stock Option an amount in cash, subject to applicable withholding, determined by multiplying the excess, if any, of the Offer Price per Share over the applicable exercise price per Share of such Company Stock Option by the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. Such cash consideration payable under this Section 3.05 shall be promptly paid through the Surviving Corporation’s payroll procedures. Prior to the Effective Time, the Compensation Committee and/or the Board of Directors shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 3.05.

Section 3.06      Company RSUs. At or immediately prior to the Effective Time, each award of restricted stock units under any Company Plan (a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not vested, shall be canceled, and the Company shall pay each holder of any such Company RSU at or promptly after the Effective Time for each such Company RSU an amount in cash, subject to applicable withholding, determined by multiplying the Offer Price per Share by the number of Shares underlying each Company RSU assuming such Company RSUs had vested in full immediately prior to the Effective Time; provided, however, that for any Company RSU that is subject to Section 409A of the Code, payment in respect of such award shall be made on the first date that will not result in the imposition of any tax under Section 409A of the Code. Such cash consideration payable under this Section 3.06 shall be promptly paid through the Surviving Corporation’s payroll procedures. Prior to the Effective Time, the Compensation Committee and/or the Board of Directors shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 3.06.

Section 3.07      Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options or vesting of Company RSUs outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.08      Withholding Rights. Notwithstanding any provision in this Agreement to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law (it being agreed and understood that Parent undertakes that no Tax imposed by Japan or any political subdivision thereof will be required to be withheld or deducted from the consideration to be paid in the Offer or the Merger Consideration to which a holder of Company Common Stock that is a non-resident of Japan is entitled under Section 2.01 or Section 3.02, respectively, of this Agreement). If such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.09      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

Article 4
The Surviving Corporation

Section 4.01      Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, subject to Section 8.02 hereof, be amended to read in its entirety as set forth on Annex II hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

Section 4.02      Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect at the Effective Time, and as so amended shall, subject to Section 8.02 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 4.03      Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 5
Representations and Warranties of the Company

Except as disclosed in any Company SEC Document filed after March 31, 2016 but before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section; it being understood that any factual information contained within such sections shall not be excluded) or, subject to Section 12.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01      Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect, to the extent not previously filed with the SEC prior to the date of this Agreement.

Section 5.02      Corporate Authorization. The execution, delivery and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of Delaware Law, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)     At a meeting duly called and held, the Board of Directors (based upon the unanimous recommendation of the Special Committee) has determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, approved, adopted and declared advisable this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, agreed that the Merger shall be effected pursuant to Section 251(h) of Delaware Law and resolved, subject to Section 7.03, to recommend that the stockholders of the Company tender their Shares into the Offer (such recommendation, the “Company Recommendation”).

Section 5.03      Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Schedule 14D-9, Offer Documents and Schedule 13E-3, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, compliance with the rules and regulations of NYSE, (if applicable) and any other actions or filings required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04      Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated by this Agreement do not and will not contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation of the Company, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination or cancellation of any Company Material Contract, with only such exceptions, in the case of each of clauses and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05      Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of February 13, 2020, there were outstanding 169,216,825 shares of Company Common Stock, no shares of Company Preferred Stock, Company Stock Options to purchase an aggregate of 621,360 shares of Company Common Stock, of which 621,360 were vested and Company RSUs relating to an aggregate of 436,910 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

(b)     There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(c)     Except as set forth in this Section 5.05 and for changes since February 13, 2020 resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date there are no issued, reserved for issuance or outstanding shares of capital stock or other voting securities of or ownership interests in the Company, securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)     None of the Company Securities are owned by any Subsidiary of the Company.

Section 5.06      Subsidiaries. Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 5.07      SEC Filings; Internal Control. The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since March 31, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)     As of its filing date, each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)     Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management completed an evaluation of the effectiveness of the Company’s internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act as of March 31, 2019, and such evaluation concluded that the Company’s internal control over financial reporting was effective as of such date. The Company has disclosed to Parent as of the date hereof any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Board of Directors in connection with its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof.

Section 5.08      Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09      Absence of Certain Changes. Since March 31, 2019 (the “Balance Sheet Date”) through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects. Since the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.10      No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:  liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2019 or liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.11      Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are and since March 31, 2019 have been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing to be charged with or given notice of any violation of, any Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12      Litigation. As of the date hereof, there is no action, suit or proceeding (or any basis therefor) pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13      Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 5.14      Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, collectively, own, or have a valid and enforceable license to (in each case, free and clear of any Liens other than non-exclusive licenses issued in the ordinary course of business), all Intellectual Property used in, held for use in, or necessary for the conduct of their respective businesses as currently conducted, and all such Intellectual Property that is owned by the Company or any of its Subsidiaries is valid, subsisting and, to the Knowledge of the Company, enforceable.

Section 5.15      Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are correct and complete.

(b)     The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)     As of the date hereof, there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d)     There are no Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith, for which adequate accruals or reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(e)     Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)     Each of the Company and its Subsidiaries has deducted, withheld and paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, supplier or other third party.

(g)     In the last three (3) years, no written claim has been made by any Taxing Authority in a jurisdiction in which each of the Company and each of its Subsidiaries does not file a particular type of Tax Return (or pay a particular type of Tax) that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return (or pay such type of Tax), in such jurisdiction.

Notwithstanding any other provision, Section 5.08, this Section 5.15, Section 5.16 and Section 5.17 contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with laws relating thereto.

Section 5.16      Employee Benefit Plans. Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any Multiemployer Plan. Any plans listed in Section 5.16(a) of the Company Disclosure Schedule are hereinafter referred to as “Title IV Plans.”

(b)     (i) no Title IV Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and no condition exists that would reasonably be expected to constitute grounds for termination of any Title IV Plan by the PBGC, (ii) none of the following events has occurred in connection with any Title IV Plan: (x) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the PBGC, or (y) any event described in Section 4062 or 4063 of ERISA, (iii) neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA arising in connection with the termination of any Title IV Plan and (iv) none of the assets of the Company and its Subsidiaries are now, or would reasonably be expected to be, subject to any lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code by reason of a failure of the Company or any of its ERISA Affiliates (or any predecessor of any such entity) to make timely installments or other payments required under Section 412 of the Code.

(c)     Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s Knowledge, there is no reason why any such determination letter should be revoked or not be reissued.

(d)     Each Company Plan has been maintained in compliance with its terms and Applicable Law, including ERISA and the Code, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each International Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(e)     No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve, any Company Plan before any arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Company Material Adverse Effect.

(f)     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Company Service Provider to any material payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Plan.

Section 5.17      Employee and Labor Matters. The Company and its Subsidiaries are, and have been since March 31, 2018, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. To the Company’s Knowledge, as of the date hereof there is no organizational campaign, petition or other labor union organizing activity seeking recognition of a collective bargaining unit relating to any Company Service Provider.

(c)     There is no labor strike, slowdown, stoppage, picketing, grievance, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries.

Section 5.18      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) as of the date hereof, no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, threatened by any Governmental Authority relating to the Company or any of its Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law and (ii) the Company and its Subsidiaries are and have been since March 31, 2019 in compliance with all Environmental Laws, which compliance includes complying with all Environmental Permits.

Notwithstanding any other provision, this Section 5.18 contains the sole and exclusive representations and warranties of the Company in this Agreement regarding environmental matters, liabilities or obligations or compliance with laws relating thereto.

Section 5.19      Material Contracts. Section 5.19 of the Company Disclosure Schedule contains an accurate and complete list of each Company Material Contract to which the Company or any of its Subsidiaries is a party to or bound by, in each case as of the date hereof (for the avoidance of doubt, excluding the Company Material Contracts that have been filed with the SEC).

(b)     Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract (other than a Company Plan) is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to any such contract, is in default under any Company Material Contract, and no condition exists that with notice or lapse of time or both would constitute a default of any such contract.

Section 5.20      Foreign Corrupt Practices and International Trade Sanctions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s Knowledge, any agent or representative of the Company or of any of its Subsidiaries, involving the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any anti-bribery, anti-corruption or anti-money laundering law is pending.

(b)     Since March 31, 2019, neither the Company nor any of its Subsidiaries has done business in any country or territory that is the subject of comprehensive sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries and Affiliates are and, since March 31, 2019, have been in compliance with all applicable anticorruption laws, Sanctions and export control laws, and (ii) since March 31, 2019, the Company and its Subsidiaries and Affiliates have not been penalized for or given notice of, or, to the Company’s Knowledge, under investigation with respect to, any violation of any applicable anti-corruption laws, Sanctions or export control laws.

Section 5.21      Finders’ Fees. Except for Centerview Partners LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.22      Opinion of Financial Advisor. The Special Committee has received the opinion of Centerview Partners LLC, financial advisor to the Special Committee, to the effect that, as of the date of and subject to the matters set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other than the Excluded Shares and any Shares held by any affiliate of the Company or Parent) is fair, from a financial point of view, to such holders.

Section 5.23      Antitakeover Statutes. The Board of Directors has adopted and approved the Merger, this Agreement and the transactions contemplated hereby, as required to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, such section does not apply nor purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.24      No Other Representations or Warranties; Non-Reliance. Other than the representations and warranties expressly set out in Article 6, the Company agrees and acknowledges that neither Parent, nor Merger Sub nor any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement, the Offer, the Merger or otherwise, including any estimates, projections, predictions or other forward-looking information, and that Parent and Merger Sub shall not have any liability to the Company resulting from the Company’s reliance on any such information.

Article 6
Representations and Warranties of Parent

Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 6.01      Corporate Existence and Power; Ownership of Shares. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Sub as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the Offer and the other transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and are and at the Effective Time will be owned by, Parent, free and clear of all Liens. As of the date hereof, Parent owns, and Parent will continue to own at all times prior to the consummation of the transactions contemplated by this Agreement, the number of Shares set forth on Section 6.01 of the Parent Disclosure Schedule, and acquired all of such Shares on the date(s) set forth on Section 6.01 of the Parent Disclosure Schedule.

Section 6.02      Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.

Section 6.03      Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Offer Documents, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business, compliance with the rules and regulations of any national securities exchange on which securities of Parent are listed, filings required under, and compliance with other applicable requirements of, the Japanese Foreign Exchange and Foreign Trade Act (Gaitame-hou) and any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04      Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any agreement binding upon Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05         Knowledge of Parent. As of the date hereof, Parent has no Knowledge of any facts or circumstances which would cause the representations and warranties of the Company as set forth in Article 5 to fail to be true and correct in all material respects.

Section 6.06     Litigation. As of the date hereof, there is no action, suit or proceeding (or any basis therefor) pending against, or, to the Knowledge of Parent, threatened against, Parent, any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.07      Finders’ Fees. Except for Daiwa Securities Co. Ltd., whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.08      Financing. Parent has, or will have prior to the expiration of the Offer and the Merger, sufficient cash on hand and/or undrawn amounts immediately available under existing credit facilities to enable Parent and Merger Sub to consummate the Offer and the Merger and to pay any fees, expenses or other amounts payable by Parent or Merger Sub under or in connection with this Agreement or the transactions contemplated hereby.

Section 6.09      No Tax. No Tax imposed by Japan or any political subdivision thereof will be required to be withheld or deducted from the consideration to be paid in the Offer or the Merger Consideration to which a holder of Company Common Stock that is a non-resident of Japan is entitled under Section 2.01 or Section 3.02, respectively, of this Agreement.

Section 6.10      No Other Representations or Warranties; Non-Reliance. Other than the representations and warranties expressly set out in Article 5, Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement, the Offer, the Merger or otherwise, including any estimates, projections, predictions or other forward-looking information, and that the Company shall not have any liability to Parent or Merger Sub resulting from Parent or Merger Sub’s reliance on any such information.

Article 7
Covenants of the Company

The Company agrees that:

Section 7.01      Conduct of the Company. From the date hereof until the Effective Time, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise caused or initiated by Parent, (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 7.01 of the Company Disclosure Schedule or (iv) as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to (i) preserve intact its present business organization and (ii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 7.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise caused or initiated by Parent, (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 7.01 of the Company Disclosure Schedule or (iv) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)     amend its certificate of incorporation, bylaws or other similar organizational documents, other than in immaterial respects;

(b)      split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan; provided that the Company may continue to declare and pay regular quarterly cash dividends to the holders of shares of Company Common Stock in an amount not to exceed $0.115 per share of the Company Common Stock per fiscal quarter;

(c)      issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise of Company Stock Options in accordance with the terms of those options outstanding as of the date of this Agreement or as are issued after the date of this Agreement as permitted under this Agreement, (B) any shares of Company Common Stock upon the settlement of Company RSUs in accordance with the terms of those restricted stock units outstanding as of the date of this Agreement or as are issued after the date of this Agreement as permitted under this Agreement and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan;

(d)     incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures in the ordinary course of business consistent with past practice and any capital expenditures not to exceed $10 million in the aggregate;

(e)     acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and acquisitions with a purchase price (including assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

(f)     sell, lease, license, sublicense, or otherwise transfer any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice and sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5 million individually or $10 million in the aggregate;

(g)     other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than in the ordinary course of business consistent with past practice;

(h)     create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(i)      enter into any contract, agreement, arrangement or understanding which would be a Company Material Contract if in effect on the date of this Agreement or enter into, amend or modify in any material respect or terminate any Company Material Contract;

(j)     settle any material lawsuit before a Governmental Authority, except for settlements that involve monetary remedies with a value not in excess of $25 million (net of amounts covered by insurance or indemnification agreements with third parties) and do not impose material equitable relief against the Company or any of its Subsidiaries;

(k)     except as required by Applicable Law or under the terms of any Company Plan in effect on the date hereof grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Company Service Provider, increase the compensation or benefits provided to any current or former Service Provider (other than increases in base compensation of not more than 15% to employees other than Key Employees), grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Service Provider (other than grants of equity awards made to current Company Service Providers in the ordinary course and not to exceed 25,000 underlying Shares, in the aggregate), establish, adopt, enter into or amend any Company Plan or Collective Bargaining Agreement or hire any employees other than to fill vacancies arising due to terminations of employment of employees other than Key Employees or terminate the employment of any Key Employees other than for cause;

(l)     change the Company’s methods of accounting, except as required by GAAP or in Regulation S-X of the 1934 Act;

(m)     other than in the ordinary course of business, (i) make or change any Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, (ii) amend any Tax Returns or file claims for Tax refunds or (iii) enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or seek or obtain any ruling from a Taxing authority, in each case, for an amount materially in excess of amounts accrued or reserved in respect of such matter as of the date hereof, except, with respect to each of clauses (i) and (ii), as would not reasonably be expected to result in a material increase in the Tax liability of the Company or any of its Subsidiaries (it being understood and agreed that, notwithstanding any other provisions of this Agreement to the contrary, the covenants made in this Section 7.01(m) are the sole and exclusive covenants of the Company made in this Section 7.01 with respect to Taxes);

(n)     withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(o)     agree, resolve or commit to do any of the foregoing.

Section 7.02      Access to Information. From the date hereof until the Effective Time, subject to Applicable Law, the Company shall, in each case consistent with past practice prior to the Effective Time (i) give Parent and its Representatives, upon reasonable notice, reasonable access, during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 7.02 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including antitrust and Information Privacy and Security laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts. Parent shall, and shall cause its Representatives to, hold such information confidential, consistent with past practice prior to the Effective Time.

Section 7.03      No Solicitation; Other Offers. No-Shop. Subject to the remainder of this Section 7.03, from the date hereof until the Acceptance Time, the Company shall not, shall cause its Subsidiaries not to, and shall not and shall cause its Subsidiaries not to authorize any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (collectively, “Representatives”) to, directly or indirectly, solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with, or assist, participate in, facilitate or encourage any effort by, any Third Party that has made or is seeking to make an Acquisition Proposal, in each case relating to an Acquisition Proposal, fail to make, withdraw or modify in a manner adverse to Parent the Company Recommendation (or recommend to the Company’s stockholders an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other definitive agreement relating to an Acquisition Proposal or fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries who is also a Representative of Parent or any of its Subsidiaries shall not be a breach of this Section by the Company.

(b)     Exceptions. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Acceptance Time:

(i)     the Company, directly or indirectly through advisors, agents or other intermediaries, may engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide Acquisition Proposal that the Board of Directors or the Special Committee reasonably believes constitutes or will lead to a Superior Proposal and furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party (it being understood and agreed that such confidentiality agreement need not contain a standstill provision); provided that, to the extent that any material non-public information relating to the Company or its Subsidiaries is provided to any such Third Party which was not previously provided to or made available to Parent, such material non-public information or access is provided or made available to Parent promptly (and in any event within 48 hours) thereafter; and

(ii)     subject to compliance with Section 7.03(c) and Section 7.03(d), the Board of Directors may make an Adverse Recommendation Change or, in connection with the receipt of a Superior Proposal, terminate this Agreement pursuant to Section 11.01(d)(ii) following receipt of a Superior Proposal or in response to material facts, events, changes or developments in circumstances arising after the date hereof that were not known or reasonably foreseeable to the Special Committee as of or prior to the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”); it being understood that in no event will changes to the Company’s stock price be construed to be an Intervening Event (provided that the facts, events, changes or developments in circumstances giving rise to or contributing to any such change may constitute an Intervening Event);

in each case referred to in the foregoing clauses (i) and (ii), only if the Board of Directors or the Special Committee determines in good faith, after consultation with the Special Committee’s outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (or any committee thereof) from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 7.03), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iii) contacting and engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of this Section 7.03 solely for the purpose of clarifying such Acquisition Proposal and the terms thereof or informing such Third Party of the restrictions imposed by this Section 7.03.

(c)     Required Notices. The Company shall not take any of the actions referred to in Section 7.03(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than two Business Days) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for material non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal, and shall provide copies of any written materials submitted to the Company by any Third Party in connection with any Acquisition Proposal and keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal.

(d)     Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 7.03(b)(ii) unless the Company shall have notified Parent, in writing and at least three Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change pursuant to Section 7.03(b)(ii) or termination of this Agreement pursuant to Section 11.01(d)(ii), as applicable, and Parent shall not have made, within three Business Days after receipt of such written notification, an offer that the Board of Directors and the Special Committee determine in good faith, after consultation with the Special Committee’s financial advisor, obviates the need to effect the Adverse Recommendation Change or termination of this Agreement.

(e)     Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (but substituting “50%” for all references to “15%” in the definition of such term) on terms that the Board of Directors or the Special Committee determines in good faith, after consultation with the Special Committee’s financial advisor, are more favorable from a financial point of view to the Company’s stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.03(d)).

Section 7.04      Compensation Arrangements. Prior to the Acceptance Time, the Special Committee shall, to the extent not previously taken, take all actions necessary to approve or ratify (the “Compensation Arrangement Approvals”) all payments or benefits that have been, or are to be, made or granted pursuant to employment compensation, severance and other employee benefit arrangements of the Company and its Subsidiaries, including the Company Plans as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the 1934 Act for the purpose of satisfying the requirements of the non-exclusive safe harbor with respect to such arrangements in accordance with Rule 14d-10(d)(2) promulgated under the 1934 Act.

Section 7.05      Stock Exchange Delisting; 1934 Act Deregistration. Prior to the Effective Time, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under Applicable Law and rules and policies of NYSE to enable the delisting of the Shares from NYSE and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 7.06      Stockholder Litigation. From and after the date hereof, the Company shall as promptly as reasonably practicable advise Parent of any claim, action, suit or proceeding (including derivative claims) commenced against the Company and/or its directors or executive officers relating to this Agreement, the Offer, the Merger and/or the other transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any such claim, action, suit or proceeding and shall give reasonable and good faith consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such claim, action, suit or proceeding without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Article 8
Covenants of Parent

Parent agrees that:

Section 8.01      Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 11, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 8.02      Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)     For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof, provided that all rights to indemnification in respect of any claim made within such period shall continue until the disposition of the applicable action or resolution of the applicable claim.

(b)     For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)     Parent shall, or shall cause the Surviving Corporation to, either  continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)     If Parent, the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e)     The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their successors, assigns and heirs, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise. This Section 8.02 may not be amended, altered, or repealed after the Acceptance Time in any manner so as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected person.

Section 8.03      Employee Matters. For a period commencing at the Effective Time and ending on the first anniversary thereof (or, such shorter period of employment, as the case may be), each Company Service Provider who continues to provide services to Parent, Merger Sub or any of their respective Subsidiaries (each, a “Continuing Employee”) shall receive from Parent or Merger Sub (i) at least the same annual base salary or wage rate, annual cash bonus incentive opportunity and severance rights and benefits as were in effect for such Continuing Employee as of immediately prior to the Effective Time, (ii) an annual long-term cash incentive opportunity with a grant date value that is substantially comparable to the annual equity award opportunity provided to such Continuing Employee as of immediately prior to the Effective Time and (iii) all other compensation and benefits (other than equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are substantially comparable in the aggregate to those received by such Continuing Employee as of immediately prior to the Effective Time.

(b)     With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate at or after the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, use its commercially reasonable efforts to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of the Continuing Employees to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods were not applicable under any comparable Company Plan prior to the Effective Time and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to recognition of such co-payments, deductibles and similar expenses under any Company Plan.

(c)     With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate at or after the Effective Time, for purposes of determining eligibility to participate and vesting (but not for vesting or benefit accrual purposes, except for paid time off and severance), such Continuing Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent and its Affiliates to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

(d)     Parent and the Company agree to work together in good faith to consult with, or obtain the consent or advice of, any labor or trade union, works council or other employee representative body as required or appropriate to consummate the transactions contemplated by this Agreement, to the extent applicable.

(e)     Without limiting the generality of Section 12.14, the provisions of this Section 8.03 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 8.03. Nothing herein shall be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates. Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time.

Article 9
Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01      Regulatory Undertakings. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 7.03), the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event prior to the End Date), including preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper, prudent or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any filings requested or recommended by any Governmental Authority pursuant to its regulations) and as set forth on Section 9.01 of the Parent Disclosure Schedule), obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (c) seeking to eliminate any claimed or potential requirement or request pursuant to regulations to make any filings, notices, petitions, statements, registrations, submissions of information or applications to Governmental Authorities or Third Parties other than those that are necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement as soon as reasonably practicable.

Section 9.02      Certain Filings. The Company and Parent shall cooperate with one another in connection with the preparation of the Schedule 14D-9, Offer Documents and Schedule 13E-3, in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith or with the Schedule 14D-9, Offer Documents and Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or NYSE in connection with the Schedule 14D-9, Offer Documents and Schedule 13E-3. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Schedule 14D-9, Offer Documents or Schedule 13E-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 9.03      Public Announcements. Parent and the Company shall consult (to the extent reasonably practicable if disclosure is required by Applicable Law) with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by this Agreement, Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement before such consultation and the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other public announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.

Section 9.04      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05      Merger Without Meeting of Stockholders. The parties shall take all necessary and appropriate action to cause the Merger to be effective without a meeting of stockholders of the Company in accordance with Section 251(h) of Delaware Law as soon as practicable following the Acceptance Time. The parties agree to take all necessary and appropriate action to cause the Shares accepted for payment pursuant to the Offer to be transferred to (and registered in the name of) Merger Sub as soon as practicable after the Acceptance Time and prior to the Effective Time.

Section 9.06      Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07      Notices of Certain Events. From and after the date hereof, each of the Company and Parent shall promptly notify the other of any of the following: the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or the receipt of service of any notice of commencement of any actions, suits, claims, or proceedings against the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 9.08      Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Article 10
Conditions to the Merger

Section 10.01      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or to the extent permissible under Applicable Law, waiver) of the following conditions:

(a)     no Applicable Law shall prohibit or make illegal the consummation of the Merger; provided, however, no party shall be permitted to invoke this Section 10.01(a) unless it shall have taken all actions required under this Agreement to have any such order lifted; and

(b)     Merger Sub shall have accepted for payment the Shares validly tendered pursuant to the Offer and not withdrawn.

Article 11
Termination

Section 11.01      Termination. This Agreement may be terminated prior to the Acceptance Time:

(a)     by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b)     by either the Company (provided that such termination has been approved by the Special Committee) or Parent, upon prior written notice to the other party, if:

(i)     the Acceptance Time has not occurred on or before 5:00 p.m. (New York City time) on July 15, 2020 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or results in, the failure of the Offer to be consummated by the End Date; or

(ii)     there shall be any Applicable Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or permanently enjoins Merger Sub from consummating the Offer or the Company, Parent or Merger Sub from consummating the Merger and in each case of (A) and (B) such Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or results in, the issuance, promulgation, enforcement or entry of any such Applicable Law;

(c)     by Parent, upon prior written notice to the Company, if, prior to the Acceptance Time:

(i)      an Adverse Recommendation Change shall have occurred or if, following the public announcement of an Acquisition Proposal, the Board of Directors shall have failed to publicly reaffirm the Company Recommendation within ten Business Days after receipt of any written request from Parent to do so; or

(ii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (ii)(C) or (D) of Annex I to exist and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(ii) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 11.01(d)(i); or

(d)     by the Company, upon prior written notice to Parent:

(i)      if, prior to the Acceptance Time a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer or the Merger and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Parent or Merger Sub does not cure such breach or failure within 30 days after receipt by Parent and Merger Sub from the Company of written notice of such breach or failure; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 11.01(d)(i) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 11.01(c)(ii);

(ii)     following the making of an Adverse Recommendation Change in connection with the receipt of a Superior Proposal as permitted by Section 7.03(b), provided that the Company has complied in all material respects with Section 7.03 in connection with such Superior Proposal;

(iii)      if Merger Sub fails to commence the Offer in accordance with Section 2.01 on or prior to the tenth Business Day following the date hereof or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(d)(iii) shall not be available if the Company’s breach of any provision of this Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of Merger Sub to commence the Offer in accordance with Section 2.01 or to consummate the Offer in accordance with the terms of this Agreement.

Section 11.02      Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of this Agreement. The provisions of this Section 11.02 (Effect of Termination), Section 7.02 (Access to Information) and Article 12 (Miscellaneous) (other than Section 12.13 (Specific Performance)) shall survive any termination hereof pursuant to Section 11.01.

Article 12
Miscellaneous

Section 12.01      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such facsimile transmission or email is requested and received) and shall be given, if to Parent or Merger Sub, to:

Kyocera Corporation
6 Takeda Tobadono-cho, Fushimi-ku
Kyoto, 612-8501 Japan
Attention:      Kenji Kodomari
Facsimile No.: +81-75-604-3581
Email:           kenji.kodomari.fj@kyocera.jp

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:     George R. Bason, Jr.
          Michael Davis
          Ken Lebrun
Facsimile No.:     (212) 701-5800
Email:          george.bason@davispolk.com
          michael.davis@davispolk.com

ken.lebrun@davispolk.com

if to the Company, to:

AVX Corporation
1 AVX Boulevard
Fountain Inn, South Carolina 29644
Attention: Evan Slavitt
Email: evan.slavitt@avx.com

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:      David A. Katz
          Jenna E. Levine
Facsimile No.: (212) 403-2000
Email:          DAKatz@wlrk.com
          JELevine@wlrk.com

and

Alston & Bird LLP
950 F Street, NW
Washington, DC 20004

Attention:      Dennis O. Garris
Facsimile No.: (202) 654-4952
Email:          Dennis.Garris@alston.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02      No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03      Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that no such amendment or waiver shall be made by the Company without first obtaining the approval of the Special Committee, after the Acceptance Time, this Agreement may not be amended, modified, or supplemented.

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04      Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.05      Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties (or covenants, as applicable) of the relevant party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent on its face.

(b)     The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.

Section 12.06      Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b)     No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and, (ii) after the Acceptance Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or prejudice the rights of stockholders of the Company to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or in connection with the Merger.

Section 12.07      Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08      Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 12.09.

Section 12.10      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto (including in .pdf format). Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11      Entire Agreement. This Agreement, the Annexes and Exhibits attached hereto, the Company Disclosure Schedule, and the Parent Disclosure Schedule constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 12.08, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

Section 12.14      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (i) if the Acceptance Time occurs, the right of the Company’s stockholders to receive the Offer Price in accordance with the terms of this Agreement either in the Offer or the Merger and (ii) the provisions of Section 8.02.

[The remainder of this page has been intentionally left blank;
signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AVX CORPORATION
By:	/s/ Evan Slavitt
	Name:	Evan Slavitt
	Title:	Corporate Secretary

KYOCERA CORPORATION
By:	/s/ Hideo Tanimoto
	Name:	Hideo Tanimoto
	Title:	President and Representative Director

ARCH MERGER SUB INC.
By:	/s/ Junichi Jinno
	Name:	Junichi Jinno
	Title:	President

ANNEX I

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(i)     this Agreement shall have been terminated in accordance with its terms,

(ii)     if, prior to the expiration of the Offer,

(A)     there shall be pending any proceeding by any Governmental Authority or before any Governmental Authority (including the initiation or opening of any investigation by a Governmental Authority set forth on Section 9.01 of the Parent Disclosure Schedule) investigating, challenging or seeking to make illegal or otherwise directly prohibiting the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger, seeking to restrain, condition or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to make divestitures that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect ; provided that Parent and Merger Sub shall not be permitted to invoke this clause (A) unless they shall have taken all actions required under this Agreement in connection with any such action or proceeding,

(B)     there shall have been any action taken (including the initiation or opening of any investigation by a Governmental Authority set forth on Section 9.01 of the Parent Disclosure Schedule) or Applicable Law enacted by any Governmental Authority that prohibits or directly makes illegal the making of the Offer (or, in the case of an investigation by a Governmental Authority set forth on Section 9.01 of the Parent Disclosure Schedule, an investigation into whether to prohibit), the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger; provided that Parent and Merger Sub shall not be permitted to invoke this clause (B) unless they shall have taken all actions required under this Agreement in connection with any such action or Law,

(C)      any of the representations and warranties of the Company contained in Section 5.05(a) (Capitalization) shall not be true and correct in all but de minimis respects, any of the representations of the Company contained in any of Sections 5.01 (Corporate Existence and Power), 5.02 (Corporate Authorization), 5.21 (Finders’ Fees), 5.22 (Opinion of Financial Advisor) or 5.23 (Antitakeover Statutes) shall not be true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time), (3) any of the representations of the Company (other than the representations set forth in clause (1) or (2) of this paragraph (C)) that are qualified by a “Company Material Adverse Effect” shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation or warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) or (4) any of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality qualifications contained therein) shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (4) only, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(D)     the Company shall have failed to perform in all material respects any of its obligations under this Agreement required to be performed prior to such time, or

(E)     the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (C) and (D) do not exist.

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure or delay by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX II

FORM OF CERTIFICATE OF INCORPORATION

OF

AVX CORPORATION

FIRST: The name of the corporation is AVX Corporation (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 177,000,000 shares of Common Stock, and the par value of such share is $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: To the fullest extent permitted by Delaware Law as it exists on the date hereof or as it may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this EIGHTH article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this _____ day of March, 2020.

AVX CORPORATION

By:
Name:
Title: Authorized Signatory